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FOR IMMEDIATE RELEASE
TK-DATE

Contacts:  General and Press Inquiries         Investor Inquiries
           ---------------------------         ------------------
           Robin Schoen                        Josh Golomb
           Robin Schoen Public Relations       SmallCaps Online Communications
           215/504-2122                        212/554-4158


             MEDIX RESOURCES RESCHEDULES SPECIAL SHAREHOLDER MEETING
                  Failure to Meet Quorum Results in Adjournment


Denver, CO -- Medix Resources, Inc. [OTCBB:MDIX] today announced that its special shareholders meeting held on February 14, 2000 was adjourned to be reconvene at a later date because the company had not received a large enough percentage of proxy votes to reach a quorum. Medix provides Internet-based health care communication, data integration, and transaction processing software through its Cymedix.com product line.

The purpose of the special shareholder meeting was to approve to the company's recommendation of the board of directors that the number of authorized shares be increased from 50 million to 100 million shares. The reconvened meeting has been set for March 20, 2000 to provide Medix with additional time to gather more proxy votes. Of the 5,441,850 of proxy votes received, approximately 88 percent were in favor of the increase.

"An increase in the number of authorized shares will strengthen our ability to compete in the competitive iHealth software industry," stated John Prufeta, Medix Resources' chief executive officer.

Denver-based Medix Resources, through Cymedix Lynx Corporation, offers Cymedix.com, a suite of fully-secure, patented Internet communications software products, to the healthcare industry. Additional information about Medix Resources and its products and services can be found by visiting its Web sites, www.medixresources.com and www.cymedix.com, or by calling 800/326-8773.

                                      # # #

"Safe Harbor" statement under the Private Securities Litigation Reform Act of 1995: The statements contained in this release, which are not historical facts, contain forward-looking information with respect to plans, projections and/or future performance of the Company, the occurrence of which involve certain risks and uncertainties detailed in the Company's Form 10-KSB/A for 1998, which was filed with the Securities and Exchange Commission on July 23, 1999, and its 1999 third quarter Form 10-QSB, which was filed with the Securities and Exchange Commission on November 10, 1999. Such forms are available from the SEC or the Company.